
<ARTICLE> 5
<LEGEND>
This Sched. contains summary fin. info. extracted from the Statements of revenues and direct operating exp. attributable to certain oil and gas prop.
acquired by MSR Exploration, Ltd., and the unaud. unrev. bal. sheet of Mercury
Montana, Inc. as of Mar. 31, 1997 included as part of the pro forma fin. info.
in the Reg. Stat. and is qualified in its ent. by ref. to such Fin. Statemnts.
</LEGEND>

<PERIOD-TYPE>                   12-MOS                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1996             DEC-31-1996
<PERIOD-START>                             JAN-01-1996             JAN-01-1997
<PERIOD-END>                               DEC-31-1996             MAR-31-1997
<CASH>                                               0                       0
<SECURITIES>                                         0                       0
<RECEIVABLES>                                        0                  87,000
<ALLOWANCES>                                         0                       0
<INVENTORY>                                          0                  78,000
<CURRENT-ASSETS>                                     0                 165,000
<PP&E>                                               0               4,217,000
<DEPRECIATION>                                       0                       0
<TOTAL-ASSETS>                                       0               4,432,000
<CURRENT-LIABILITIES>                                0                       0
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                             0                 120,000
<OTHER-SE>                                           0                 272,000
<TOTAL-LIABILITY-AND-EQUITY>                         0               4,432,000
<SALES>                                      2,759,000                 661,000
<TOTAL-REVENUES>                             2,759,000                 661,000
<CGS>                                        1,561,000                 359,000
<TOTAL-COSTS>                                1,561,000                 359,000
<OTHER-EXPENSES>                                     0                       0
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                                   0                       0
<INCOME-PRETAX>                              1,198,000                 302,000
<INCOME-TAX>                                         0                       0
<INCOME-CONTINUING>                          1,198,000                 302,000
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                 1,198,000<F1>             302,000
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1> Historical financial statements reflecting the financial position and results of operations required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the Mercury Properties. Accordingly, the data shown above are derived from statements of revenues and direct operating expenses. Amounts represent Mercury's net ownership interest in the Mercury Properties and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expenses, interest expense and income taxes have been excluded because Mercury is a newly formed business and the expenses are not necessarily indicative of the expenses to be incurred by Mercury.

